Exhibit 4(a)-6
January __, 2019

Company Order and Officers’ Certificate
3.950% Senior Notes, Series F due 2028

The Bank of New York Mellon Trust Company, N.A., as Trustee
2 North LaSalle Street
Suite 1020
Chicago, Illinois 60602

Ladies and Gentlemen:

Pursuant to Article Two of the Indenture, dated as of September 1, 2017 (as it may be amended or supplemented, the “Original Indenture”), from AEP Texas Inc. (the “Company”) to The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of May 17, 2018 (the “Second Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) and the Board Resolutions dated January 24, 2018, copies of which, certified by the Secretary or an Assistant Secretary of the Company, have been delivered under Section 2.01 of the Indenture and have not been rescinded,

1.	The Company’s 3.950% Senior Notes, Series F due 2028 (the “Notes”) are hereby established. The Notes shall be in substantially the form attached hereto as Exhibit 1.

2.
The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below corresponding to the numbered subsections of Section 2.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture or in the Notes):

(i)
the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture initially shall be limited to $[500,000,000], except as contemplated in Section 2.01(i) of the Indenture and except that such principal amount may be increased from time to time; all Notes need not be issued at the same time and may be reopened at any time, without the consent of any security holder, for issuance of additional Notes, which Notes will have the same interest rate, maturity and other terms as those initially issued;

	(ii)	the date on which the principal of the Notes shall be payable shall be June 1, 2028;

(iii)
interest shall accrue from December 1, 2018; the Interest Payment Dates on which such interest will be payable shall be June 1 and December 1, and the Regular Record Date for the determination of holders to whom interest is payable on any such Interest Payment Date shall be the May 15 or November 15 preceding the relevant Interest Payment Date; provided that the first Interest Payment Date shall be June 1, 2019 and interest payable on the Stated Maturity

Date or any Redemption Date shall be paid to the Person to whom principal shall be paid;

(iv)	the interest rate at which the Notes shall bear interest shall be 3.950% per annum;

(v)
Optional Redemption.

At any time prior to March 1, 2028, the Notes shall be redeemable at the option of the Company, in whole at any time or in part from time to time, upon not less than thirty but not more than sixty days’ previous notice given to the registered owners of the Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due if the Notes matured on March 1, 2028 (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, accrued interest thereon to the date of redemption.

At any time on or after March 1, 2028, the Notes shall be redeemable at the option of the Company, in whole or in part, at 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to but excluding the date of redemption.

“Comparable Treasury Issue,” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“remaining life”) of the Notes (assuming, for this purpose, that the Notes matured on March 1, 2028) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company and notified by the Company to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer or dealers selected by the Company and notified by the Company to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company and notified to the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company and the Trustee by such Reference Treasury Dealer at or before 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

(vi)
(a) the Notes shall be issued in the form of a book-entry note represented by a Global Note; (b) the Depositary for such Global Note shall be The Depository Trust Company; and (c) the procedures with respect to transfer and exchange of the Global Note shall be as set forth in the form of Note attached hereto;

(vii)	the title of the Notes shall be “3.950% Senior Notes, Series F due 2028”

(viii)	the forms of the Notes shall be as set forth in Paragraph 1, above;

(ix)	not applicable;

(x)	the Notes shall not be subject to a Periodic Offering;

(xi)	not applicable;

(xii)	not applicable;

(xiii)
the Company will pay the principal of the Notes and any premium and interest payable at redemption, if any, or at maturity in immediately available funds at the office of the Trustee at 240 Greenwich Street, Floor 7-East, New York, NY 10286;

(xiv)	the Notes shall be issuable in denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

(xv)	not applicable;

(xvi)	the Notes shall not be issued as Discount Securities;

(xvii)	not applicable;

(xviii)	not applicable;

(xix)	the provisions of Section 4.05 and Article Ten of the Indenture shall apply to the Notes, and

(xx)
Restrictive Covenants:

Limitation on Liens.

The Company covenants that for so long as any of the Notes are outstanding that it will not create or suffer to exist any Secured Debt, unless, at the same time, the Notes that are outstanding are also secured by such Lien on an equal and ratable basis. This restriction does not apply to our subsidiaries, nor will it prevent any of them from creating or permitting to exist Liens on their property or assets to secure any secured debt. This restriction does not limit:

a) Permitted Liens;

b) Financing of our accounts receivable for electric service; and

c) Any other Lien not covered in clause (a) as long as immediately after the creation of such Lien the aggregate principal amount of Secured Debt does not exceed 15% of Net Tangible Assets.

Definitions:

“Debt” means any indebtedness for borrowed money.

“Lien or Liens” means any mortgage, pledge, security interest, or other lien on any utility properties or tangible assets, including, without limitation, the capital stock or comparable equity interest of its subsidiaries, owned on the date hereof or hereafter acquired by the Company or its subsidiaries.

“Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on our balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount, energy trading contracts, regulatory assets, deferred charges and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our current liabilities appearing on such balance sheet. For purposes of this definition, our balance sheet does not include assets and liabilities of our subsidiaries.

“Permitted Liens” means:

• Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;
• any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clauses;
• the pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses; and
• the creation or existence of leases (operating or capital) made, or existing on property acquired, in the ordinary course of business.

“Secured Debt” means any Debt of the Company secured by a Lien (other than a Permitted Lien).

3.
You are hereby requested on the date hereof to authenticate $[500,000,000] aggregate principal amount of 3.950% Senior Notes, Series F due 2028, executed by the Company and delivered to you concurrently with this Company Order and Officers’ Certificate, in the manner provided by the Indenture.

4.	You are hereby requested to hold the Notes as custodian for DTC in accordance with the Blanket Issuer Letter of Representations dated September 19, 2017, from the Company to DTC.

5.	Concurrently with this Company Order and Officers’ Certificate, an Opinion of Counsel under Sections 2.04 and 13.06 of the Indenture is being delivered to you.

6.	The undersigned Renee V. Hawkins and Thomas G. Berkemeyer, the Assistant Treasurer and Assistant Secretary, respectively, of the Company do hereby certify that:

(i)
we have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officers’ Certificate, and the definitions in the Indenture relating thereto;

(ii) we have read the Board Resolutions of the Company and the Opinion of Counsel referred to above;

(iii) we have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as we deemed relevant for purposes of this certificate;

(iv)	in our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not such conditions have been complied with; and

(v)
on the basis of the foregoing, we are of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with.

Kindly acknowledge receipt of this Company Order and Officers’ Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed.

Very truly yours,

AEP TEXAS INC.

By:
Renee V. Hawkins
Assistant Treasurer

And:
Thomas G. Berkemeyer
Assistant Secretary

Acknowledged by Trustee:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: Sharon K. Mcgrath Vice President